Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Nancy Krejsa
Senior Vice President
Investor Relations and Corporate Communications
+1-972-595-5083
nkrejsa@sftp.com

First Quarter Revenue Rises Eight Percent and EBITDA Improves $3.5 Million

at Six Flags

Company Repurchases $44 Million of Stock in First Three Months of Year

GRAND PRAIRIE, Texas — April 25, 2012 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, announced today that first quarter 2012 revenue grew 8 percent or $5 million over prior year to $66.4 million, while Adjusted EBITDA(1) for the same three-month period improved by $3.5 million to a $45.6 million loss. For the last twelve months, Adjusted EBITDA reached $354 million while Modified EBITDA(2) margin improved to 37.6 percent—a record high for the company.

“I am pleased to report our eighth consecutive quarter of EBITDA growth,” said Jim Reid-Anderson, Chairman, President and CEO. “As we enter the heart of our operating season, we look forward to introducing even more world-class rides and attractions at each of our parks. We are well-positioned to deliver another excellent year for our guests, employees and shareholders.”

On a constant currency(3) basis, revenue grew 10 percent with approximately 5 percent of the growth due to attendance and pricing improvements, and 5 percent due to the settlement of business interruption insurance proceeds related to Hurricane Irene, totaling $3.0 million.

Total guest spending per capita grew $3.14 or 8 percent with admissions revenue per capita increasing $2.10 or 10 percent to $22.72. In-park per capita revenue increased $1.04 or 6 percent in the quarter and attendance grew 1.5 percent. On a constant currency basis, and excluding the insurance proceeds benefit, total guest spending per capita increased 4 percent or $1.56 primarily driven by an increase in admissions revenue per capita. Deferred revenue as of March 31, 2012, which is made up primarily of season pass sales, increased $10 million or 18% versus last year.

Cash earnings per share(4) for the last twelve months was $3.34—an increase of $0.79 as compared to the prior 12-month time period. The company believes cash earnings per share is a meaningful metric given the current $1.1 billion accumulated tax loss carryforward and the net depreciation and amortization impacts relating to fresh-start accounting. The first quarter reported loss per share of $2.11 was an improvement of $0.56 per share as compared to the first quarter 2011.

Net Debt(5) as of March 31, 2012 was $887 million, compared to $726 million as of December 31, 2011. In the first quarter the company invested $36 million in new capital, net of property insurance recoveries, paid $33 million in dividends, or $0.60 per common share, and repurchased $44 million or 970 thousand shares of its stock.

Conference Call

At 8:00 a.m. Central Time today, the company will host a conference call to discuss its first quarter 2012 financial results. The call is accessible either through the Six Flags Investor Relations website at sixflags.com/investors or by dialing 1-888-282-0415 in the United States or +1-415-228-4945 outside the

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United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-866-514-3177 or +1-203-369-2008 through May 3, 2012.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.0 billion in revenue and 19 parks across the United States, Mexico and Canada. For more than 50 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest® and Holiday in the Park®. For more information, visit www.sixflags.com.

Forward Looking Statements

The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iii) our operations and results of operations, and (iv) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission (“SEC”). In addition, important factors, including factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at the company’s parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at  www.sixflags.com/investors and on the SEC’s website at www.sec.gov.

Footnotes

(1)          See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA and its reconciliation to net loss.

(2)          See Note 3 to the following financial statements for a discussion of Modified EBITDA and its reconciliation to net loss.

(3)          Constant Currency assumes last year’s results were translated using this year’s exchange rates.

(4)          “Cash earnings per share”, which is defined as Free Cash Flow divided by the weighted average shares outstanding, is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets in connection with the company’s emergence from Chapter 11.

(5)          Net Debt represents total long-term debt, including current portion, less cash and cash equivalents.

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Six Flags Entertainment Corporation

(In Thousands, Except Per Share Amounts)

Statements of Operations Data (1)

	Three Months Ended
	March 31,
	2012	2011

Theme park admissions	$29,451	$26,336
Theme park food, merchandise and other	24,617	22,933
Sponsorship, licensing and other fees	7,708	7,912
Accommodations revenue	4,582	4,154
Total revenue	66,358	61,335

Operating expenses (excluding depreciation and amortization shown separately below)	78,572	77,255
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	29,220	29,389
Costs of products sold	5,727	5,570
Depreciation	36,993	39,522
Amortization	4,502	4,513
Stock-based compensation	17,009	14,303
Loss on disposal of assets	1,643	1,977
Interest expense, net	11,363	16,520
Equity in loss of investee	320	1,156
Other income, net	(781)	(356)
Restructure costs	—	26,602

Loss from continuing operations before reorganization items, income taxes and discontinued operations	(118,210)	(155,116)

Reorganization items, net	554	500

Loss from continuing operations before income taxes and discontinued operations	(118,764)	(155,616)
Income tax benefit	(3,756)	(7,085)

Loss from continuing operations before discontinued operations	(115,008)	(148,531)

Loss from discontinued operations	(35)	(36)

Net loss	$(115,043)	$(148,567)

Less: Net (income) loss attributable to noncontrolling interests	(66)	82

Net loss attributable to Six Flags Entertainment Corporation	$(115,109)	$(148,485)

Net loss applicable to Six Flags Entertainment Corporation common stockholders	$(115,109)	$(148,485)

Per share - basic and diluted:
Loss from continuing operations applicable to Six Flags Entertainment Corporation common stockholders	$(2.11)	$(2.67)
Loss from discontinued operations applicable to Six Flags Entertainment Corporation common stockholders	$—	$—

Net loss applicable to Six Flags Entertainment Corporation common stockholders	$(2.11)	$(2.67)

Weighted average shares outstanding - basic and diluted	54,593	55,625

The following table sets forth a reconciliation of net loss to Adjusted EBITDA and Free Cash Flow for the periods shown (in thousands):

	Three Months Ended
	March 31,
	2012	2011

Net loss	$(115,043)	$(148,567)
Loss from discontinued operations	35	36
Income tax benefit	(3,756)	(7,085)
Restructure costs	—	26,602
Reorganization items, net	554	500
Other income, net	(781)	(356)
Equity in loss of investee	320	1,156
Interest expense, net	11,363	16,520
Loss on disposal of assets	1,643	1,977
Amortization	4,502	4,513
Depreciation	36,993	39,522
Stock-based compensation	17,009	14,303
Impact of Fresh Start valuation adjustments (2)	242	374

Modified EBITDA (3)	(46,919)	(50,505)
Third party interest in EBITDA of certain operations (4)	1,285	1,420

Adjusted EBITDA (3)	$(45,634)	$(49,085)
Cash paid for interest, net	(5,824)	(7,014)
Capital expenditures (net of property insurance recoveries)	(35,811)	(22,842)
Cash taxes	(4,633)	(2,962)

Free Cash Flow (5)	$(91,902)	$(81,903)

Balance Sheet Data

(In Thousands)

Balance Sheet Data	March 31, 2012	December 31, 2011

Cash and cash equivalents (excluding restricted cash)	$69,384	$231,427
Total assets	2,524,493	2,648,178

Current portion of long-term debt	38,279	35,296
Long-term debt (excluding current portion)	918,209	921,940

Redeemable noncontrolling interests	440,427	440,427

Total equity	636,692	767,148

Shares outstanding	54,121	54,642

(1)          Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)          Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied.  Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)          “Adjusted EBITDA”, a non-GAAP measure, is defined as the Company’s consolidated income (loss) from continuing operations: (i) excluding the cumulative effect of changes in accounting principles, fresh start accounting valuation adjustments, discontinued operations, income tax expense or benefit, reorganization items, restructure costs, other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), amortization, depreciation, stock-based compensation, gain or loss on disposal of assets, interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned by the Company (consisting of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and Six Flags Great Escape Lodge & Indoor Waterpark (the “Lodge”), and (ii) plus the Company’s share of the Adjusted EBITDA of dick clark productions, inc.  The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures.  The Company believes that Adjusted EBITDA is useful to investors, equity analysts and rating agencies as a measure of the Company’s performance.  The Company uses Adjusted EBITDA in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources.  In addition, Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in the Company’s secured credit facilities, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to the Company in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation.  Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies.

“Modified EBITDA”, a non-GAAP measure, is defined as Adjusted EBITDA plus the interests of third parties in the Adjusted EBITDA of the properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta, Six Flags Over Texas, the Lodge plus the Company’s interest in the Adjusted EBITDA of dick clark productions, inc.).  The Company believes that Modified EBITDA is useful in the same manner as Adjusted EBITDA, with the distinction of representing a measure that can be more readily compared to other companies that do not have interests of third parties in any of their properties or equity investments.  Modified EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies.

(4)          Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and the Lodge, plus the Company’s interest in the Adjusted EBITDA of dick clark productions, inc., which are less than wholly owned.

(5)          Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, (ii) capital expenditures net of property insurance recoveries, and (iii) cash taxes.  The Company has excluded from the definition of Free Cash Flow the $16.0 million of deferred financing costs related to the Company’s debt refinancing incurred in the fourth quarter of 2011 due to the unusual nature of this item.  The Company believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a performance measure.  The Company uses Free Cash Flow in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources.  Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies.